(Exhibit 23.1)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Perdigão S.A. for the registration of 20,000,000 shares of its common stock and to the inclusion therein of our report dated January 24, 2006 (except for Notes 21 and 22, as to which the date is June 9, 2006), with respect to the consolidated financial statements of Perdigão S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Luiz Carlos Passetti
ERNST & YOUNG Auditores Independentes S/S
Sao Paulo, Brazil
August 7, 2006